EXHIBIT 21.1

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

LIST OF SUBSIDIARIES

BHO II, Inc.

BHO Business Trust II

Behringer Harvard Opportunity OP II LP

Behringer Harvard 1875 Lawrence, LLC

Behringer Harvard PAL I, LLC

Behringer Harvard Palms of Monterrey, LLC

15250 Sonoma Drive, LLC